U.S. Military to Support National Trial of PEER Interactive for Mental Health Issues

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U.S. Military to Support National Trial of PEER Interactive for Mental Health Issues

Walter Reed National Military Medical Center expected to lead study of PTSD, other mental health issues

Aliso Viejo, Calif., Mar. 23, 2012 – CNS Response, Inc., (OTCBB: CNSO) today announced that the U.S. Food and Drug Administration (FDA) responded to its proposal for a clinical trial of an Investigational Device, PEER Interactive, designed to support physicians in identifying the best treatments for certain mental illnesses. In response to the comments provided by the FDA, CNS Response intends to revise the protocol and launch a clinical trial with Walter Reed National Military Medical Center (WRNMMC) and several other sites, partnering with military physicians treating 2,000 patients diagnosed with mental health conditions such as depression, post-traumatic stress disorder (PTSD), and mild traumatic brain injury (mTBI) and several other disorders.

Walter Reed National Military Medical Center (WRNMMC) has indicated that it will lead the study, following approval of the final protocol, as modified in accordance with the FDA guidance, by the cognizant military Institutional Review Board (IRB). Other military treatment facilities are also expected to participate.

CNS Response sought advice from the FDA with respect to its clinical trial protocol prior to its intended submission in the future of a marketing application under 510(k). The FDA commented on the submission indicating that as proposed, PEER Interactive would require pre-market approval, although it indicated clearly that under certain circumstances, the product could shift to the 510(k) pathway. The FDA provided additional comments and suggestions relating to the proposed trial, which CNS intends immediately to incorporate into its revised protocol. The protocol will then be submitted to the IRB at WRNMMC and the trial is anticipated to commence immediately following IRB approval.

CNS Response's new technology, called PEER Interactive, is a web service based on a standard electroencephalogram (EEG), which records a patient's brain function much like an electrocardiogram (EKG) does for the heart. The Psychiatric EEG Evaluation Registry (PEER), was developed by physicians as a quality assurance tool to learn which psychiatric medications have been effective, and which have not been effective when used by their fellow physicians treating patients with similar EEG findings. Under the study protocol, PEER Interactive reports will be reimbursed.

EEG has a track record established in 22 studies with over 1,000 patients[1], providing useful correlations to individual medication response, even in patients who have failed on multiple medications.

THE COMPANY HAS RELEASED SEVERAL RELATED STUDIES DURING THE LAST YEAR:

•	INSURANCE STUDY:A retrospective chart audit of commercial health plan enrollees which found a 71 percent improvement in outcomes for physicians using PEER, along with an 85 percent reduction in suicidality and successful prediction of severe adverse events in 55 percent of cases.[2] Independent insurance claim studies have determined that patients who have failed two or more medication treatments cost payers $8,500 more per year.

•	DEPRESSION STUDY: A 12-week study of treatment resistant depression conducted at 12 medical sites, including Harvard, Stanford, Rush and Cornell, in which physicians achieved a 65 percent success rate in treating patients with depression, compared to a 39 percent success rate in the control group. The results were highly statistically significant. In addition, the subjects in the randomized, controlled study, had failed an average of four previous medication treatments for depression. The study was published in the 50th anniversary issue of the Journal of Psychiatric Research.[3]

•	EATING DISORDERS: In a retrospective study of eating disorder patients with comorbid major depression or bipolar disorder, physicians found that using PEER data helped them reduce trial and error medication selection, and significantly decreased patient symptoms of depression, and reduced overall hospitalization days by 53 percent. The eating disorders subjects had previously failed an average of 5.7 medications over an average of nine years. The wide variety of medications successfully used to treat study patients suggests there is no single class of medications for treating eating disorders. The study was published in November 2011 in the journal, Neuropsychiatric Disease and Treatment.[4]

•	ADHD: Recent studies have shown dramatic increase in medication use for ADHD, without corresponding improvements in outcomes. A Michigan State study demonstrated that one million children -- of the 4.5 million currently diagnosed with ADHD -- may be misdiagnosed.

As part of the upcoming military study, each patient will get an EEG as part of the intake process. Then patients will be divided into two groups: physicians treating the control group will base their treatments on today's standard of care practice for prescribing medications (this often involves 'trial-and-error' pharmacotherapy); physicians treating the study group will be provided with additional information through PEER Interactive. Patient outcomes for both groups, as reported by patients and the treating physicians, will include efficacy, adverse events and suicidality.

[1] www.PEERDossier.com

[2] Hoffman et. al., Neuroscience Educational Institute, November 2011

[3] DeBattista et. al., Journal of Psychiatric Research, Volume 45, Number 1, January 2011

[4] Greenblatt et. al., Neuropsychiatric Disease and Treatment, 2011.

About CNS Response

CNS Response provides reference data and analytic tools for clinicians and researchers in psychiatry. While treatment has doubled in the last 20 years, IT IS ESTIMATED THAT 17 MILLION AMERICANS HAVE FAILED TWO OR MORE MEDICATION THERAPIES FOR THEIR MENTAL DISORDER. The company's Psychiatric EEG Evaluation Registry, or PEER Interactive, is a new registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through an EEG. Based on the company's original physician-developed database, there are now over 34,000 outcomes for 8,700 unique patients in the PEER registry. The objective of PEER Interactive is to avoid trial and error pharmacotherapy, the dominant approach for treatment resistant patients.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.cnsresponse.com. Medical professionals interested in learning more can contact CNS Response at PEERinfo@cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed above, particularly related to the proposed study to be conducted by CNS, the possible outcomes and the potential benefits of its product, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. CNS has not entered into a definitive agreement with WRNMC relating to the conduct of a trial. Walter Reed may not proceed with a trial with CNS or, once it has started, may terminate the trial at any time. Furthermore, CNS cannot predict the results or the success of any trial, if and once completed.

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3/23/2012 12:00:00 PM